Exhibit 10.29

RESTRICTED SHARE AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
 2014 OMNIBUS INCENTIVE PLAN
This Award Agreement (this "Restricted Share Agreement"), dated as of __________ (the "Date of Grant"), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the "Company"), and ____________________ (the "Participant").  Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time, the "Plan").  Where the context permits, references to the Company shall include any successor to the Company.

WHEREAS, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has awarded the Participant shares of restricted stock that are subject to performance-based vesting conditions, subject to the Participant's agreement to the terms and conditions set forth in this Restricted Share Agreement; and

WHEREAS, the performance targets applicable to the shares have been previously established by the Compensation Committee and are set forth on Exhibits A and B hereto.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1.              Grant of Restricted Shares.  The Company hereby grants to the Participant __________ shares of Common Stock (such shares, the "Restricted Shares"), subject to all of the terms and conditions of this Restricted Share Agreement and the Plan.

2.              Lapse of Restrictions.

(a)            Vesting.
(i)            General.  Subject to the provisions set forth below, the restrictions on transfer set forth in Section 2(b) hereof shall lapse as follows:
(A)            Up to seventy-five percent (75%) of the Restricted Shares may vest on the first vesting date, __________, _____, with the exact percentage vesting being determined by the degree to which the performance targets based on the Company's three year compound annual growth rate ("CAGR") of Cash From Facility Operations ("CFFO") per share have been met, in accordance with the schedule set forth on Exhibit A hereto.  Any Restricted Shares scheduled to vest on the first vesting date which do not vest on the first vesting date shall be forfeited.
(B)            Up to twenty-five percent (25%) of the Restricted Shares may vest on the second vesting date, __________, _____, with the exact percentage vesting being determined by the degree to which the performance targets based on the Company's calendar year 2018 return on investment ("ROI") on all Program Max projects approved in 2015 and completed prior to the end of 2016 have been met, in accordance with the schedule set forth on Exhibit B hereto.  Any Restricted Shares scheduled to vest on the second vesting date which do not vest on the second vesting date shall be forfeited.
Except as otherwise specifically set forth herein, vesting on any vesting date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates as of such vesting date.  Notwithstanding the foregoing, upon the occurrence of a Change in Control, the restrictions on transfer with respect to the Restricted Shares normally subject to vesting at the next vesting date shall immediately lapse and such Restricted Shares shall be fully vested effective upon the date of the Change in Control; provided, however, (i) if the Change in Control occurs on or prior to February 27, 2016, 25% of the Restricted Shares shall immediately vest and (ii) if the Change in Control occurs after February 27, 2016 but on or prior to February 27, 2017, 50% of the Restricted Shares shall immediately vest.  In addition, upon the occurrence of a Change in Control, any tranches of Restricted Shares that would otherwise be subject to any of the performance-vesting requirements set forth in this subsection 2(a)(i) will be converted into time-vesting only tranches, vesting on the same vesting dates initially established for each such tranche, subject only to the Participant's continued employment by the Company or one of its Subsidiaries or Affiliates, and regardless of whether, or the extent to which, any such performance-vesting goals are achieved.  Notwithstanding anything herein to the contrary, no fractional shares shall be issuable upon any vesting date.  With respect to all Restricted Shares, the Participant shall be entitled to receive, and retain, all ordinary and extraordinary cash and stock dividends which may be declared on the Restricted Shares with a record date on or after the Date of Grant and before any forfeiture thereof (regardless of whether a share later vests or is forfeited).
(ii)            Following Certain Terminations of Employment.  Subject to the following paragraphs, upon termination of the Participant's employment with the Company and its Subsidiaries and Affiliates for any reason, any Restricted Shares as to which the restrictions on transferability described in this Section shall not already have lapsed shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind and neither the Participant nor any of the Participant's successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Shares.
Notwithstanding the foregoing, in the event that the Participant's employment is terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause, or in the event that the Participant's employment is terminated by death or Disability (either before or after a Change in Control), the tranche of Restricted Shares normally subject to vesting at the next vesting date shall remain subject hereto until the vesting date that immediately follows such termination (subject to earlier vesting upon the occurrence of an intervening Change in Control), with any remaining Restricted Shares being forfeited upon the date of such termination; provided, however, (i) if the termination occurs on or prior to February 27, 2016, 25% of the Restricted Shares shall remain outstanding and shall be eligible to vest on February 27, 2016 in accordance with the following sentences (with any remaining Restricted Shares being immediately forfeited upon the date of termination) and (ii) if the termination occurs after February 27, 2016 but on or prior to February 27, 2017, 50% of the Restricted Shares shall remain outstanding and shall be eligible to vest on February 27, 2017 in accordance with the following sentences (with any remaining Restricted Shares being immediately forfeited upon the date of termination).  If the Restricted Shares scheduled to vest on the next vesting date are subject to performance-vesting under subsections 2(a)(i)(A) or (B) above, upon such vesting date the same number of Restricted Shares shall vest as would have vested if the Participant had remained employed by the Company on such vesting date (if any), and the remaining Restricted Shares (if any) shall be forfeited; provided, however, (i) with respect to a termination that occurs on or prior to February 27, 2016, the number of Restricted Shares that shall vest shall be determined assuming that the performance target applicable to such Restricted Shares was based on the Company's one year CAGR of CFFO per share, in accordance with the schedule set forth on Exhibit A hereto and (ii) with respect to a termination that occurs after February 27, 2016 but on or prior to February 27, 2017, the number of Restricted Shares that shall vest shall be determined assuming that the performance target applicable to such Restricted Shares was based on the Company's two year CAGR of CFFO per share, in accordance with the schedule set forth on Exhibit A hereto.  If the Restricted Shares scheduled to vest on the next vesting date are subject only to time-vesting (as a result of a previous Change in Control), such Restricted Shares shall immediately vest.
Notwithstanding the foregoing or any provision hereof to the contrary, in the event that either (i) the Participant's employment is terminated by the Company (or its successor) or a Subsidiary or Affiliate without Cause, or (ii) the Participant terminates employment for Good Reason (as defined in the Brookdale Senior Living Inc. Severance Pay Policy, Tier I), in either case on or after the effective date of a Change in Control but prior to twelve (12) months following such Change in Control, then any Restricted Shares that are not vested as of the date of such termination shall immediately vest.

(b)            Restrictions.  Until the restrictions on transfer of the Restricted Shares lapse as provided in Section 2(a) hereof, or as otherwise provided in the Plan, no transfer of the Restricted Shares or any of the Participant's rights with respect to the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Unless the Administrator determines otherwise, upon any attempt to transfer Restricted Shares or any rights in respect of Restricted Shares before the lapse of such restrictions, such Restricted Shares, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.

3.              Adjustments.  Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the performance-vesting goals set forth in subsection 2(a)(i) and to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Restricted Shares.

4.              Legend on Certificates.  The Participant agrees that any certificate issued for Restricted Shares (or, if applicable, any book entry statement issued for Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS

OF REPURCHASE (THE "RESTRICTIONS") AS SET FORTH IN THE BROOKDALE SENIOR LIVING INC. 2014 OMNIBUS INCENTIVE PLAN AND A RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND BROOKDALE SENIOR LIVING INC., COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.

5.              Certain Changes.  The Administrator may accelerate the date on which the restrictions on transfer set forth in Section 2(b) hereof shall lapse or otherwise adjust any of the terms of the Restricted Shares; provided that, subject to Section 5 of the Plan and Section 20 hereof, no action under this Section shall adversely affect the Participant's rights hereunder.

6.              Notices.  All notices and other communications under this Restricted Share Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows:  (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn:  General Counsel and (ii) if to the Participant, using the contact information on file with the Company.  Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

7.              Securities Laws Requirements.  The Company shall not be obligated to transfer any Common Stock to the Participant free of the restrictive legend described in Section 4 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the "Securities Act") (or any other federal or state statutes having similar requirements as may be in effect at that time).

8.              No Obligation to Register.  The Company shall be under no obligation to register the Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.

9.              Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Shares by any holder thereof in violation of the provisions of this Restricted Share Agreement will be valid, and the Company will not transfer any of said Restricted Shares on its books nor will any of such Restricted Shares be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

10.              Taxes.  The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income with respect to the

Restricted Shares (or, if the Participant makes an election under Section 83(b) of the Code in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Shares.  The Participant may satisfy the foregoing requirement by making a payment to the Company in cash or, with the approval of the Administrator, in its sole discretion, by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the minimum amount of tax required to be withheld.  Such shares of Common Stock shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.  Fractional share amounts shall be settled in cash.  The Participant shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.  A form of such election is attached hereto as Exhibit C.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON THE PARTICIPANT'S BEHALF.

The Participant acknowledges that the tax laws and regulations applicable to the Restricted Shares and the disposition of the Restricted Shares following vesting are complex and subject to change.

11.              Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Restricted Share Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12.              Restrictive Covenants.  The Participant acknowledges that during the period of his or her employment with the Company or any Subsidiary or Affiliate, he or she shall have access to the Company's Confidential Information (as defined below) and will meet and develop relationships with the Company's employees, clients, customers and suppliers.
(a)          Solicitation of Employees, Etc.  The Participant agrees that during the period of his employment with the Company and for the two (2) year period immediately following the date of termination of the Participant's employment with the Company or any subsidiary for any reason, the Participant shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.
(b)          Solicitation of Clients, Etc.  The Participant agrees that during the period of his employment with the Company and for the two (2) year period immediately following the date of termination of the Participant's employment with the Company or any subsidiary, the Participant shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.  Nothing in this Section applies to those customers, clients, vendors, suppliers, or consultants who did not conduct business with the Company, or its successors, assigns, subsidiaries or affiliates, during the Participant's employment with the Company.
(c)          Disparaging Comments.  The Participant agrees that during the period of the Participant's employment with the Company and thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or, after termination of his employment relationship with the Company, make any comments concerning any aspect of the termination of their relationship.  The obligations of the Participant under this subsection shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
(d)          Confidentiality.  All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company or its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so.  The Participant agrees that the Participant shall not at any time during the term of the Participant's employment or thereafter, without the Company's prior written consent, disclose to any person (individual or entity) any information or any trade secrets, plans or other information or data, in whatever form (including, without limitation, (a) any financing strategies and practices, pricing information and methods, training and operational procedures, advertising, marketing, and sales information or methodologies or financial information and (b) any Proprietary Information (as defined below)), concerning the Company's or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential Information"), nor shall the Participant utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with the Participant's employment by the Company or any Subsidiary or Affiliate.  The Participant hereby confirms that all Confidential Information constitutes the Company's exclusive property, and that all of the restrictions on the Participant's activities contained in this Restricted Share Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Restricted Share Agreement. This confidentiality provision shall survive the termination of this Restricted Share Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any of its affiliates.
With respect to any Confidential Information that constitutes a "trade secret" pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two year period immediately following termination of Participant's employment for any reason, whichever is longer.  With respect to any

Confidential Information that does not constitute a "trade secret" pursuant to applicable law, the restrictions described above shall remain in force during Participant's employment and for the two year period immediately following termination of Participant's employment for any reason.
The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by him or her alone or in conjunction with others, during or after working hours, while in the employ of the Company (all of which is collectively referred to in this Restricted Share Agreement as "Proprietary Information"); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Restricted Share Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company.  All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company.  The Participant's obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section shall continue beyond the Participant's termination of employment and the Participant shall, at the Company's expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.
Nothing contained in this Section shall limit any common law or statutory obligation that the Participant may have to the Company or any of its affiliates.  For purposes of this Section, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant's employer as a result of any reorganization or restructuring of the Company for any reason.  The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant's employment (which termination shall not be considered a termination for any purposes of this Restricted Share Agreement, any employment agreement or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant's employment relationship with such entity mutatis mutandis.

13.              Governing Law.  This Restricted Share Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

14.              Incorporation of Plan.  The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Shares and this Restricted Share Agreement shall be subject to all terms and conditions of the Plan.

15.              Amendments; Construction.  The Administrator may amend the terms of this Restricted Share Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent.  To the extent the terms of Section 12 above conflict with any prior agreement between the parties related to such subject matter, the more restrictive provision shall be deemed to apply.  Headings to Sections of this Restricted Share Agreement are intended for convenience of reference only, are not part of this Restricted Share Agreement and shall have no effect on the interpretation hereof.

16.              Survival of Terms.  This Restricted Share Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.  The terms of Section 12 shall expressly survive the forfeiture of the Restricted Shares and this Restricted Share Agreement.

17.              Rights as a Stockholder.  The Participant shall have no right with respect to Restricted Shares to vote as a stockholder of the Company during the period in which such Restricted Shares remain subject to a substantial risk of forfeiture.

18.              Compliance with Stock Ownership Guidelines.  The Participant hereby agrees to comply with the Company's Stock Ownership Guidelines (as amended from time to time, the "Guidelines"), to the extent such Guidelines are applicable, or become applicable, to the Participant.  The Participant further acknowledges that, if he or she is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant's annual bonus in the form of vested or unvested Common Stock.

19.              Agreement Not a Contract for Services.  Neither the Plan, the granting of the Restricted Shares, this Restricted Share Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.

20.              Authority of the Administrator.  The Administrator shall have full authority to interpret and construe the terms of the Plan and this Restricted Share Agreement (including, without limitation, the authority to determine whether, and the extent to which, any performance-vesting goals have been achieved).  Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to any performance-vesting goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.  The determination of the Administrator as to any such matter(s) set forth in this Section 20 shall be final, binding and conclusive.

21.              Representations.  The Participant has reviewed with the Participant's own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Share Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Agreement.

22.              Severability.  Should any provision of this Restricted Share Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified,

such holding shall not affect the validity of the remainder of this Restricted Share Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Share Agreement.  Moreover, if one or more of the provisions contained in this Restricted Share Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.

23.              Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Agreement.  The Participant has read and understands the terms and provisions of the Plan and this Restricted Share Agreement, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Restricted Share Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Share Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:
Name:  T. Andrew Smith
Title:  Chief Executive Officer

____________________

___________________________________
Participant

EXHIBIT A

[Intentionally Omitted]

EXHIBIT B

[Intentionally Omitted]

NOTE:  Should you wish to make an election under Section 83(b), please contact the
Compensation Department

EXHIBIT C
ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer's gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer's receipt of the property described below:

1.            The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

NAME OF TAXPAYER:   __________________________________________________________________________________________________________________________________________

NAME OF SPOUSE:  ___________________________________________________________________________________________________________________

ADDRESS:  ________________________________________________________________________________________________________________________________________________________________

IDENTIFICATION NO. OF TAXPAYER:  ________________________________________________________________________________________

IDENTIFICATION NUMBER OF SPOUSE:  ____________________________________________________________________________________

TAXABLE YEAR:  ____________________________________________________________________________________________________________________________________________________

2.            The property with respect to which the election is made is described as follows:

_______ shares of Common Stock, par value $.01 per share, of Brookdale Senior Living Inc. ("Company").

3.            The date on which the property was transferred is: ________________, 20__.

4.            The property is subject to the following restrictions:

The property may not be transferred and is subject to forfeiture under the terms of an agreement between the taxpayer and the Company.  These restrictions lapse upon the satisfaction of certain conditions in such agreement.

5.            The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is:  $ ______________.

6.            The amount (if any) paid for such property is:  $ ______________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned's receipt of the above-described property.  The transferee of such property is the person performing the services in connection with the transfer of said property.

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: _________________, 20__                           ____________________________________________________________________________________________________________
Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated: _________________, 20__                            ___________________________________________________________________________________________________________
Spouse of Taxpayer